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                          The Loewen Group Inc.
August 29, 1996           Investor Contacts:       Paul Wagler, Senior VP, Finance
                                                   Dwight Hawes, VP, Finance
                                                   (800)-347-7010

                          Media Contact:           Dave Laundy, VP, Corporate
                                                   Communications
                                                   (604)-293-7857

                          Contact at Blackstone:   Chinh Chu
                                                   (212)-836-9872
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FOR IMMEDIATE RELEASE

THE LOEWEN GROUP AND BLACKSTONE CAPITAL PARTNERS
COMPLETE PRIME SUCCESSION TRANSACTION

BURNABY, BC-The Loewen Group Inc. of Burnaby, B.C. and Blackstone Capital Partners II Merchant Banking Fund L.P. of New York announced today the successful completion of an innovative transaction to acquire Prime Succession Inc. of Batesville, Indiana, North America's fourth largest supplier of funeral services.

A new company in which Loewen will initially have a 24 per cent equity interest, with Blackstone holding the remainder, was formed to acquire Prime Succession for $320 million including transaction and financing costs. With 146 funeral homes and 16 cemeteries in 20 states, Prime Succession has annual revenues of over $90 million and performs approximately 21,000 services a year.

The transaction is part of The Loewen Group's long term strategy of maintaining a high growth rate through steadily improving internal efficiencies and the acquisition of premier organizations in the industry.

Chairman and Chief Executive Officer Ray Loewen described the transaction as "of major strategic benefit to the Loewen Group. This transaction is expected to be accretive, retains maximum financial flexibility for Loewen and allows Loewen to secure an option on a major strategic asset."

Stephen A. Schwarzman, Blackstone's president and chief executive officer, said, "investing in promising situations in partnership with major corporations is a cornerstone of Blackstone's investment philosophy. We are pleased to make this investment in partnership with the Loewen Group."

The transaction secures an option for Loewen to acquire Blackstone's interest in Prime Succession at a later date. Loewen can "call" or purchase Blackstone's share in Prime Succession after four years and, after six years, Blackstone can "put" or require Loewen to purchase its investment at a formula price. This structure avoids the need for Loewen to issue
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shares now, at a price the Company considers undervalued, in order to acquire a
100 percent interest in Prime.

Mr. Loewen said the Company's objective is "to exercise this option and achieve a 15 per cent return in the first year thereafter, with further improvements expected."

The board of directors will be controlled by Blackstone but with appointments made by both partners. Two former senior executives from Loewen have joined Prime Succession to manage the new company on a full-time basis. Gary Wright has been named Chief Executive Officer and Myles Cairns Chief Financial Officer.

The sources of funding include a $78 million investment by Loewen in both common and preferred shares and a $52 million investment by Blackstone in common shares of the new entity. A group led by Goldman, Sachs & Co. provided a $90 million bank term loan. Smith Barney Inc. of New York was sole manager of a $100 million issue of 10.75 per cent senior subordinated notes. In addition, the Bank of Nova Scotia provided a $25 million revolving credit facility.

"The notes were well oversubscribed," said Sean Crowley, Smith Barney managing director of high yield capital markets. "The strong response reflects market confidence in the transaction and in the funeral and cemetery services industry generally."

Prime Succession, which has been largely focused on acquisitions, will now concentrate on operations. Its founder and president, Tom Johnson, will, after a period of transition, join Loewen's corporate development team in Cincinnati. "Tom's reputation and contacts within the funeral service industry will be a great asset to our succession planning activities and to our company as a whole," said Mr. Loewen.

With corporate offices in Burnaby, Cincinnati and Philadelphia, the Loewen Group is the second largest funeral and cemetery services company in North America, employing some 13,000 people and operating 909 funeral homes and 253 cemeteries across the United States and Canada. More than 90 per cent of the Company's revenue is generated in the U.S.

The Blackstone Group is a private investment bank founded in 1985 by Peter G. Peterson, its current Chairman, and Stephen A. Schwarzman. The Blackstone Group's main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring and merger & acquisition advisory services. Blackstone Capital Partners II Merchant Banking Fund L.P., the firm's principal investment vehicle, has approximately $1.3 billion of committed equity capital.

A primary thrust of Blackstone's investment strategy is to invest in promising situations together with major corporations. Several of Blackstone's most successful investments have been in the corporate partnership form. Previous Blackstone corporate partnership investments have been with Aon, CNA, EDS, Mitsubishi, Time Warner, Union Carbide, Union Pacific and USX.

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